Exhibit 99.4

SUBJECT: Cloudera and Hortonworks announcement

Do Not Forward Outside of Cloudera

Clouderans,

I am very excited to share that moments ago Cloudera and Hortonworks announced that we have entered into a definitive agreement to merge the companies in a stock-for-stock transaction. This strategic combination is designed to enhance shareholder value, and to benefit our customers, partners, the community and our employees. The combined company will possess the scale, resources and unique assets to capture more of the very large and fast growing data market opportunity. Together, we will form the leading hybrid cloud data platform from edge to AI.

We will discuss this announcement in more detail at tomorrow’s All Hands Meeting, already scheduled at 10am PT. We are also adding a second All Hands Meeting at 5pm. Please make every effort to attend this meeting since it will not be recorded.

We’ll answer as many of your questions as we can during the All Hands Meeting. You will learn much more about the proposed merger and the shared vision for the combined company and our industry. For now, you can find more information in the press release that was just issued. We’ve also prepared an employee FAQ to address initial questions you might have.

Please be aware that the merger is not yet closed, and we must be very careful about how we discuss the transaction during the pre-closing period. It’s critical that we speak with one Cloudera voice - here are some essential rules to follow in the coming months:

1)
Most importantly, you must not publicly speculate about the deal. Of course, you are allowed to talk to your friends and family about the transaction generally and express excitement about our future direction, but public dissemination of information by employees is not allowed. Refer to this resource on communicating about the merger for more details. If you want to announce the deal on social media, please refer people to our press release using only the following pre-approved message, or something very similar:

Cloudera and Hortonworks agree to merge! Learn more here [link to press release]!

2) In addition, between now and closing, Cloudera and Hortonworks must operate as separate companies. Antitrust regulators will be watching to make sure we do not behave as if our merger has closed. Unless you are on the special integration team, you must not contact any Hortonworks employees, and must not coordinate with them in any way. Engineers may continue to collaborate with Hortonworks engineers in the open source community, following Apache governance rules and consistent with past practice. Review this Antitrust resource for more details.

3) Do not speak directly to the press or investors. Refer inquiries from potential investors or members of the financial community to Kevin Cook. Refer questions from reporters and inquiries about acceptable marketing activities to Mick Hollison.
I want to say thanks to all Clouderans for the hard work that has led to this day. I believe deeply that this is a fantastic development for Cloudera, and puts us on the right footing for another ten years of market leadership.

The opportunity for a real hybrid offering -- the enterprise data cloud, from the edge to AI -- is enormous. The emergence of public cloud offerings has taught us all how IT needs to behave. Uniquely, the combination of Cloudera and Hortonworks can bring the benefits of cloud to every single user, no matter where their code and data live. The industry absolutely needs a comprehensive platform for IoT, data warehousing and machine learning. No one else is in a position to deliver it identically at home and away.

I know that we will all be processing this news today and in the days and weeks ahead. But let’s keep moving ahead, continuing to do the incredible work that’s always been our focus.

I look forward to seeing you all tomorrow to share more about this exciting step on Cloudera’s journey.

Tom

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the federal securities law that are subject to various risks and uncertainties that could cause our actual results to differ materially from those expressed or implied in such statements. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. Such statements are subject to risks and uncertainties that include, but are not limited to: (i) Cloudera or Hortonworks may be unable to obtain stockholder approval as required for the merger; (ii) other conditions to the closing of the merger may not be satisfied; (iii) the merger may involve unexpected costs, liabilities or delays; (iv) the effect of the announcement of the merger on the ability of Cloudera or Hortonworks to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Cloudera or Hortonworks does business, or on Cloudera’s or Hortonworks’ operating results and business generally; (v) Cloudera’s or Hortonworks’ respective businesses may suffer as a result of uncertainty surrounding the merger and disruption of management’s attention due to the merger; (vi) the outcome of any legal proceedings related to the merger; (vii) Cloudera or Hortonworks may be adversely affected by other economic, business, and/or competitive factors; (viii) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (ix) risks that the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; (x) the risk that Cloudera or Hortonworks may be unable to obtain governmental and regulatory approvals required for the transaction, or that required governmental and regulatory approvals may delay the transaction or result in the imposition of conditions that could reduce the anticipated benefits from the proposed transaction or cause the parties to abandon the proposed transaction; and (xi) other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all. Additional factors that may affect the future results of Cloudera and Hortonworks are set forth in their respective filings with the Securities and Exchange Commission (SEC), including each of Cloudera’s and Hortonworks’ most recently filed Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, which are available on the SEC’s website at www.sec.gov. See in particular Item 1A of Part II of Cloudera’s Quarterly Report on Form 10-Q for the quarter ended July 31, 2018 under the heading “Risk Factors” and Item 1A of Part II of Hortonworks’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 under the heading “Risk Factors.” The risks and uncertainties described above and in Cloudera’s most recent Quarterly Report on Form 10-Q and Hortonworks’ most recent Quarterly Report on Form 10-Q are not exclusive and further information concerning Cloudera and Hortonworks and their respective businesses, including factors that potentially could materially affect its business, financial condition or operating results, may emerge from time to time. Readers are urged to consider these factors carefully in evaluating these forward-looking statements. Readers should also carefully review the risk factors described in other documents that Cloudera and Hortonworks file from time to time with the SEC. The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Cloudera and Hortonworks assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed merger or otherwise. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information and Where to Find It

In connection with the proposed merger between Cloudera and Hortonworks, Cloudera intends to file a registration statement on Form S-4 containing a joint proxy statement/prospectus of Cloudera and Hortonworks and other documents concerning the proposed merger with the SEC. The definitive proxy statement will be mailed to the stockholders of Cloudera and Hortonworks in advance of the special meeting. BEFORE MAKING ANY VOTING DECISION, CLOUDERA’S AND HORTONWORKS’ RESPECTIVE STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED BY EACH OF CLOUDERA AND HORTONWORKS WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE THEREIN BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain a free copy of the joint proxy statement/prospectus and other documents containing important information about Cloudera and Hortonworks, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. Cloudera and Hortonworks make available free of charge at www.cloudera.com and www.hortonworks.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.

Participants in the Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities. Cloudera, Hortonworks and their respective directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of Cloudera and Hortonworks in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger will be included in the joint proxy statement/prospectus referred to above. Security holders may also obtain information regarding the names, affiliations and interests of Cloudera’s directors and executive officers in Cloudera’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018, which was filed with the SEC on April 4, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on May 16, 2018. Security holders may obtain information regarding the names, affiliations and interests of Hortonworks’ directors and executive officers in Hortonworks’ Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on March 15, 2018, and its definitive proxy statement for the 2018 annual meeting of stockholders, which was filed with the SEC on April 24, 2018. To the extent the holdings of Cloudera securities by Cloudera’s directors and executive officers or the holdings of Hortonworks securities by Hortonworks’ directors and executive officers have changed since the amounts set forth in Cloudera’s or Hortonworks’ respective proxy statement for its 2018 annual meeting of stockholders, such changes have been or will be reflected on Statements of Change in

Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals in the proposed merger will be included in the joint proxy statement/prospectus relating to the proposed merger when it is filed with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov, Cloudera’s website at www.cloudera.com and Hortonworks’ website at www.hortonworks.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the registration statement or the joint proxy statement/prospectus.